Filed Pursuant to Rule 433

Registration No. 333-277211

May 8, 2026

FREE WRITING PROSPECTUS

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

ETF Underlying Supplement dated February 21, 2024)

Linked to the Least Performing of the State Street® Financial Select Sector SPDR® ETF, the State Street® Industrial Select Sector SPDR® ETF and the iShares® Semiconductor ETF

►	Quarterly Coupon payments at a rate of 3.25% (equivalent to 13.00% per annum)

►	Callable quarterly at the principal amount plus the applicable Coupon on any Call Observation Date on or after November 10, 2026 if the Official Closing Price of each Underlying is at or above its Call Threshold

►	If the Notes are not called you will receive protection from the first 20.00% of any losses if the Reference Return of the Least Performing Underlying is less than -20.00%, with 1.25x exposure to each 1% decline beyond -20.00%, and in such a case, you will lose all or a portion of your principal amount

►	Due May 14, 2027, if not called.

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Yield Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-19 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $939.00 and $989.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.00% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-19 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Reference Asset	The State Street® Financial Select Sector SPDR® ETF (Ticker: XLF), the State Street® Industrial Select Sector SPDR® ETF (Ticker: XLI), and the iShares® Semiconductor ETF (Ticker: SOXX) (each an “Underlying” and together the “Underlyings”)
Call Feature	The Notes will be automatically called if the Official Closing Price of each Underlying is at or above its Call Threshold on any Call Observation Date on or after November 10, 2026. In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Coupon payable on the corresponding Call Payment Date(2)
Call Threshold	With respect to each Underlying, on a Call Observation Date, the relevant percentage of its Initial Value applicable on such Call Observation Date as described on page FWP-5 under “Call Observation Dates, Call Payment Dates, Coupon Payment Dates and Call Thresholds.” (2)
Coupon Rate	3.25% per quarter (equivalent to 13.00% per annum)
Buffer Value	With respect to each Underlying, 80.00% of its Initial Value
Downside Leverage Factor:	1/0.80 (1.25x)
Payment at Maturity per Note

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to -20.00%:

$1,000 + final Coupon

■ If the Reference Return of the Least Performing Underlying is less than -20.00%:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 20.00%) × Downside Leverage Factor] + final Coupon

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Buffer Value, you will receive protection from the first 20.00% of any losses, with 1.25x exposure to each 1% decline beyond a Reference Return of the Least Performing Underlying of -20.00%. Under these circumstances you will lose up to 100% of the Principal Amount. Even with the Coupons paid over the term of the Notes, your return on the Notes may be negative.

Reference Return	With respect to each Underlying, Final Value – Initial Value Initial Value
Least Performing Underlying	The Underlying with the lowest Reference Return
Trade Date	May 8, 2026
Pricing Date	May 6, 2026
Original Issue Date	May 13, 2026
Final Valuation Date(3)	May 11, 2027
Maturity Date(3)	May 14, 2027
CUSIP/ISIN	40447EJ98 / US40447EJ982

The Notes

The Notes may be suitable for investors who believe that the value of the Underlyings will not decrease significantly over the term of the Notes and who seek a fixed quarterly coupon payments as long as the Notes are not called.

If the Official Closing Price of each Underlying is at or above its Call Threshold on any Call Observation Date beginning on November 10, 2026, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Coupon on the corresponding Call Payment Date.

If the Notes are not automatically called and the Final Value of the Least Performing Underlying is greater than or equal to its Buffer Value, you will receive a Payment at Maturity equal to 100% of the Principal Amount plus the final Coupon.

If the Notes are not automatically called and the Final Value of the Least Performing Underlying is less than its Buffer Value, you will receive protection from the first 20.00% of any losses, with 1.25x exposure to each 1% decline of the Reference Return of the Least Performing Underlying beyond -20.00%. Under these circumstances you will lose up to 100.00% of the Principal Amount. Even with the Coupons paid over the term of the Notes, your return on the Notes may be negative.

(1) As more fully described on page FWP-4.

(2) See page FWP-5 for “Call Observation Dates, Call Payment Dates, Coupon Payment Dates and Call Thresholds.”

(3) Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying ETF Underlying Supplement.

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Illustration of Payment Scenarios
Your payment on the Notes will depend on whether the Notes have been called, and whether the Final Value of the Least Performing Underlying is greater than or equal to its Buffer Value. If your Notes are not called, you will lose some or all of your Principal Amount at maturity if the Final Value of the Least Performing Underlying is less than its Buffer Value. Even with the Coupon payments you received, your return on the Notes may be negative.

Information about the Reference Asset
The State Street® Financial Select Sector SPDR® ETF (“XLF”) is an exchange-traded fund. The XLF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index ("IXM"). The IXM includes companies in the following industries: banks; diversified financials; and insurance. Shares of the XLF are listed and trade on the NYSE Arca under the ticker symbol “XLF.”

The State Street® Industrial Select Sector SPDR® ETF (“XLI”) is an exchange-traded fund. The XLI seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Industrial Select Sector Index (“IXI”). The IXI includes companies in the following industries: aerospace and defense; industrial conglomerates; marine transportation; transportation infrastructure; machinery; ground transportation; air freight and logistics; commercial services and supplies; professional services; electrical equipment; construction and engineering; trading companies and distributors; passenger airlines; and building products. Shares of the XLI are listed and trade on the NYSE Arca under the ticker symbol “XLI.”

iShares® Semiconductor ETF is an exchange-traded fund that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the NYSE Semiconductor Index. The NYSE Semiconductor Index measures the performance of the equity securities of the 30 largest U.S.-listed companies that are classified according to the ICE Uniform Sector Classification schema within the semiconductors industry. Shares of the SOXX are listed and trade on the Nasdaq under the ticker symbol “SOXX”.

The graphs above illustrate the daily performance of the Underlyings from May 5, 2016 through May 5, 2026. The closing values underlying the graphs above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on the Reference Asset please see “Description of the Reference Asset” beginning on page FWP-15 of this document. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

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HSBC USA Inc. Autocallable Yield Notes

This document relates to a single offering of Autocallable Yield Notes. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement, and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or ETF Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The State Street® Financial Select Sector SPDR® ETF (Ticker: XLF), the State Street® Industrial Select Sector SPDR® ETF (Ticker: XLI), and the iShares® Semiconductor ETF (Ticker:SOXX) (each an “Underlying” and together the “Underlyings”)
Trade Date:	May 8, 2026
Pricing Date:	May 6, 2026
Original Issue Date:	May 13, 2026
Final Valuation Date:	May 11, 2027, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be May 14, 2027. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Call Feature:	If the Official Closing Price of each Underlying is at or above its Call Threshold on any Call Observation Date, the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Coupon on the corresponding Call Payment Date.
Payment at Maturity:	Unless the Notes are automatically called , on the Maturity Date, for each $1,000 Principal Amount, we will pay you the Final Settlement Value.
Final Settlement Value:

Unless the Notes are automatically called , for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to -20.00%:

$1,000 + final Coupon.

■ If the Reference Return of the Least Performing Underlying is less than -20.00%:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 20.00%) × Downside Leverage Factor]+ final Coupon.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Buffer Value, you will receive protection from the first 20.00% of any losses, with 1.25x exposure to each 1% decline of the Reference Return of the Least Performing Underlying beyond -20.00%. Under these circumstances will lose up to 100.00% of the Principal Amount. Even with the Coupons paid over the term of the Notes, your return on the Notes may be negative in this case.

Least Performing Underlying:	The Underlying with the lowest Reference Return.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value

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Call Observation Dates, Call Payment Dates, Coupon Payment Dates and Call Thresholds:	Call Observation Dates	Call Payment Dates	Coupon Payment Dates	Call Thresholds
August 14, 2026
	November 10, 2026	November 16, 2026	November 16, 2026	100.00%
	February 10, 2027	February 16, 2027	February 16, 2027	100.00%
	May 11, 2027	May 14, 2027	May 14, 2027	100.00%
	(the Final Valuation Date)	(the Maturity Date)	(the Maturity Date)

Each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Coupon Rate:	3.25% per quarter (equivalent to 13.00% per annum)
Initial Value:	$51.84 with respect to XLF, $176.87 with respect to XLI, and $506.87 with respect to SOXX, each of which was its Official Closing Price on the Pricing Date.
Final Value:	With respect to each Underlying, its Official Closing Price on the Final Valuation Date.
Buffer Value:	$41.472 with respect to XLF, $141.496 with respect to XLI, and $405.496 with respect to SOXX, each of which is 80.00% of its Initial Value.
Downside Leverage Factor:	1/0.80 (1.25x)
CUSIP/ISIN:	40447EJ98 / US40447EJ982
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any Underlying or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and the ETF Underlying Supplement dated February 21, 2024. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the prospectus supplement and page S-1 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling 212-525-8010.

You may also obtain:

▶	The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026629/tm217170d6_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT ON THE NOTES

Call Feature

If the Official Closing Price of each Underlying is at or above its Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Coupon on the corresponding Call Payment Date. See page FWP-5 for “Call Observation Dates, Call Payment Dates, Coupon Payment Dates and Call Thresholds.”

Coupon

Unless the Notes are automatically called, we will pay a quarterly Coupon payment on each Coupon Payment Date. For information regarding the record dates applicable to the Coupons payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-17 in the accompanying prospectus supplement. The Coupon Rate will be 13.00% per annum (or $32.50 per $1,000 Principal Amount per quarter).

Payment at Maturity

Unless the Notes are automatically called , on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to -20.00%:

$1,000 + final Coupon

■ If the Reference Return of the Least Performing Underlying is less than -20.00%:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 20.00%) × Downside Leverage Factor]+ final Coupon.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Buffer Value, you will receive protection from the first 20.00% of any losses, with 1.25x exposure to each 1% decline of the Reference Return of the Least Performing Underlying beyond -20.00%. Under these circumstances will lose up to 100.00% of the Principal Amount. Even with the Coupons paid over the term of the Notes, your return on the Notes may be negative in this case.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors

The reference sponsor of the XLF and the XLI is Select Sector SPDR® Trust. The reference sponsor of the SOXX is iShares® Trust.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Final Value of the Least Performing Underlying will be at or above its Buffer Value.

▶	You seek a fixed quarterly Coupon, that will be paid at the Coupon Rate of 13.00% per annum to be paid on each Coupon Payment Date, unless the Notes are called.

▶	You are willing to invest in the Notes based on the fact that your maximum potential return is limited to the Coupons payable on the Notes.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

▶	You are willing to make an investment that is exposed to the potential downside performance of the Least Performing Underlying if the Notes are not called on a 1.25-to-1 basis for each percentage point that the Reference Return of the Least Performing Underlying declines below -20.00%.

▶	You are willing to lose up to 100% of the Principal Amount.

▶	You are willing to hold the Notes which will be automatically called on any Call Observation Date on which the Official Closing Price of each Underlying is at or above its Call Threshold, or you are otherwise willing to hold the Notes to maturity.

▶	You are willing to forgo the dividends or other distributions paid on the the Underlyings during the term of the Notes.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Final Value of the Least Performing Underlying will be below its Buffer Value.

▶	You believe that the Coupon will not provide you with your desired return.

▶	You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to the Coupons payable on the Notes.

▶	You seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

▶	You are unwilling to make an investment that is exposed to the potential downside performance of the Least Performing Underlying if the Notes are not called on a 1.25-to-1 basis for each percentage point that the Reference Return of the Least Performing Underlying declines below -20.00%.

▶	You seek an investment that provides full return of principal at maturity.

▶	You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of each Underlying is at or above its Call Threshold, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You prefer to receive the dividends or other distributions paid on the Underlyings during the term of the Notes.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement. In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“—General Risks Related to Indices” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100.00% of the Principal Amount of your Notes if the Notes are not called and the Final Value of the Least Performing Underlying is less than its Buffer Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1.25% for each 1% that the Reference Return of the Least Performing Underlying is less than -20.00%. You may lose up to 100.00% of your investment at maturity. Even with the Coupons received over the term of the Notes, your return on the Notes may be negative in this case.

The Notes may be called prior to the Maturity Date.

If the Notes are called early, the holding period over which you may receive coupon payments could be as little as approximately 3 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to the Maturity Date.

Your return on the Notes is limited to the Principal Amount plus the Coupons, regardless of any appreciation in the value of any Underlying.

For each $1,000 Principal Amount, you will receive $1,000 at maturity plus the final Coupon, regardless of any appreciation in the value of any Underlying, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the stocks included in the Underlyings during the term of the Notes.

Higher Coupon Rates or lower Buffer Values are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the value of that Underlying could close below its Buffer Value on the Final Valuation Date, indicating a higher expected risk of non-payment of Coupons or loss on the Notes. This greater expected risk will generally be reflected in a higher Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Buffer Value or a higher Coupon Rate) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Buffer Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The value of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity.

If the Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying.

If the Notes are not called , your return will be based on the Reference Return of the Least Performing Underlying without regard to the performance of any other Underlying. As a result, you could lose all or some of your initial investment if the Final Value of the Least Performing Underlying is less than its Buffer Value, even if there is an increase in the value of any other Underlying. This could be the case even if any other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which the risk is mitigated and diversified among all of the components of a

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basket, you will be exposed to the risk of fluctuations in the value of each Underlying. For example, in the case of notes linked to a basket, the return would depend on the aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either Underlying would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

Because the Notes are linked to the performance of the Least Performing Underlying, you are exposed to greater risks of sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that will suffer a significant loss on your investment is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With multiple Underlyings, it is more likely that one of the Underlyings will close below its respective Buffer Value on the Final Valuation Date, than if the Notes were linked to only one Underlying. Therefore, it is more likely that you will suffer a significant loss on your investment.

The amount payable on the Notes is not linked to the values of the Underlyings at any time other than the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Prices of the Underlyings on the Final Valuation Date, subject to postponement certain Market Disruption Events. If the Notes are not called, even if the value of the Least Performing Underlying is greater than or equal to its Buffer Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than its Buffer Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Least Performing Underlying prior to such decrease.

Risks Relating to the Reference Asset

Changes that affect an Underlying may affect the value of an Underlying and the market value of the Notes and the amount you will receive on the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of an Underlying concerning additions, deletions and substitutions of the stocks included in an Underlying, and the manner in which the reference sponsor takes account of certain changes affecting those stocks, may affect the value of an Underlying. The policies of the reference sponsor with respect to the calculation of an Underlying could also affect the value of an Underlying. The reference sponsor may discontinue or suspend calculation or dissemination of an Underlying. Any such actions could affect the value of an Underlying and the value of and the return on the Notes.

Risks associated with the financial sector.

The XLF invests in financial services companies, which are subject to extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change or due to increased competition. In addition, the recent deterioration of the credit markets generally has caused an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Events in the financial sector have resulted, and may continue to result, in an unusually high degree of volatility in the financial markets, both domestic and foreign, and caused certain financial services companies to incur large losses. Numerous financial services companies have experienced substantial declines in the valuations of their assets, taken action to raise capital (such as the issuance of debt or equity securities), or even ceased operations. These actions have caused the securities of many financial services companies to experience a dramatic decline in value. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include REITs).

Risks associated with the industrial sector.

The XLI invests in industrial companies, which are affected by supply and demand for both their specific product or service and for industrial sector products in general. Government regulation, world events, exchange rates and economic conditions, technological developments and liabilities for environmental damage and general civil liabilities will likewise affect the performance of these companies. Aerospace and defense companies, a component of the industrial sector, can be significantly affected by government spending policies because companies involved in this industry rely, to a significant extent, on U.S. and foreign government demand for their products and services. Thus, the financial condition of, and investor interest in, aerospace and defense companies are heavily influenced by governmental defense spending policies which are typically under pressure from efforts to control the U.S. (and other) government budgets). Transportation securities, a component of the industrial sector, are cyclical and have occasional sharp price movements which may result from changes in the economy, fuel prices, labor agreements and insurance costs.

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Risks associated with the semiconductor industry.

All or substantially all of the equity securities held by the SOXX are issued by companies whose primary line of business is directly associated with the semiconductor industry. As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.

Semiconductor companies may have limited product lines, markets, financial resources or personnel. The performance of companies that operate in the semiconductor industry is subject to a number of complex and unpredictable factors such as industry competition, government action and regulation, geopolitical events supply and demand. The values of companies that are involved in the semiconductor industry are particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation, changes in the prices and availability of raw materials and competition in the semiconductor industry, both domestically and internationally, including competition from foreign competitors with potentially lower productions costs. Such companies may also be heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, such companies may face competition for the services of, and difficulties in employing and retaining, qualified personnel. Semiconductor companies are also affected by the economic performance of their customers. These factors could affect the semiconductor industry and could affect the value of the holdings of the SOXX and the price of the SOXX during the term of the Notes, which may adversely affect the value of your Notes.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates, except for underwriting discounts paid to unaffiliated distributors. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the

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values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 3 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in the stocks included in an Underlying.

As a holder of the Notes, you will not have any ownership interest in the stocks included in an Underlying, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the stocks included in an Underlying.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any Underlying relative to its Initial Value. We cannot predict the Official Closing Price of an Underlying on any Call Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or the return on the Notes.

The table and examples below illustrate how the Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of any Underlying. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

▶ Principal Amount:	$1,000
▶ Hypothetical Initial Value of each Underlying:	$100.00*
▶ Hypothetical Call Threshold of each Underlying:	With respect to each Underlying, on a Call Observation Date, the relevant percentage of its Initial Value applicable on such Call Observation Date as described on page FWP-5 under “Call Observation Dates, Call Payment Dates, Coupon Payment Dates and Call Thresholds.”
▶ Hypothetical Buffer Value of each Underlying:	$80.00 (80.00% of the Initial Value)
▶ Downside Leverage Factor:	1/0.80 (1.25x)
▶ Hypothetical Coupon Rate:	13.00% per annum (3.25% for each quarter in which it is payable). If the Notes are not called, the Coupons paid over the term of the Notes would total $130.00 per $1,000 Principal Amount.

* The hypothetical Initial Value of $100.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each Underlying will be determined on the Pricing Date and set forth in the final pricing supplement to which this free writing prospectus relates.

Summary of the Examples

	Notes Are Called on a Call Observation Date	Notes Are Not Called on a Call Observation Date
	Example 1	Example 2	Example 3
Initial Value of each Underlying	$100.00	$100.00	$100.00
Call Threshold of each Underlying	$100.00	$100.00	$100.00
Buffer Value of each Underlying	$80.00	$80.00	$80.00
Official Closing Price / Percentage Change of the Least Performing Underlying on the:
1st Coupon Payment Date	Official Closing Price: N/A Coupon: $32.50	Official Closing Price: N/A Coupon: $32.50	Official Closing Price: N/A Coupon: $32.50
2nd Coupon Payment Date	$105.00 / 5.00% Coupon: $32.50	$90.00 / -10.00% Coupon: $32.50	$60.00 / -40.00% Coupon: $32.50
3rd Coupon Payment Date	N/A	$80.00 / -20.00% Coupon: $32.50	$70.00 / -30.00% Coupon: $32.50
Final Valuation Date	N/A	$85.00 / -15.00% Coupon: $32.50	$400.00 / -60.00% Coupon: $32.50
Coupon Payment Amounts Prior to Maturity or Call	1 x $32.50 = $32.50	3 x $32.50 = $97.50	3 x $32.50 = $97.50
Payment if Notes are Called	$1,032.50	N/A	N/A
Payment at Maturity	N/A	$1,032.50	$1,000 + [$1,000 x (-60.00% +20.00%) x 1.25%] + $32.50 = $532.50
Total payments on the Notes	$1,065.00	$1,130.00	$630.00
Return of the Notes	6.50%	13.00%	-37.00%

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Example 1—The Official Closing Price of each Underlying on the second Coupon Payment Date is greater than or equal to its Call Threshold.

Underlying	Initial Value	Official Closing Price
XLF	$100.00	$125.00 (125.00% of Initial Value)
XLI	$100.00	$105.00 (105.00% of Initial Value)
SOXX	$100.00	$129.00 (129.00% of Initial Value)

Payment Upon a Call:	$1,032.50

Because the Official Closing Price of each Underlying on the second Coupon Payment Date is at or above its Call Threshold, the Notes will be called and you will receive $1,032.50 per Note, reflecting the Principal Amount plus the Coupon. When added to the Coupon payment of $32.50 received in respect of the first Coupon Payment Dates, we will have paid you a total of $1,065.00 per Note, resulting in a 6.50% return on the Notes. No extra payment will be made on account of each Underlying closing above its respective Initial Value.

Example 2— The Notes are not called and the Final Value of the Least Performing Underlying is greater than or equal to its Buffer Value.

Underlying	Initial Value	Final Value
XLF	$100.00	$115.00 (115.00% of Initial Value)
XLI	$100.00	$85.00 (85.00% of Initial Value)
SOXX	$100.00	$105.00 (105.00% of Initial Value)

XLI is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-15.00%
Payment at Maturity:	$1,130.00

Because the Final Value of the Least Performing Underlying is greater than or equal to its Buffer Value, you will receive $1,032.50 per Note, reflecting the Principal Amount plus the final Coupon.

When added to the Coupon payments of $97.50 received prior to maturity, we will have paid you a total of $1,130.00 per Note, resulting in a 13.00% return on the Notes.

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Example 3—The Notes are not called and the Final Value of the Least Performing Underlying is less than its Buffer Value.

Underlying	Initial Value	Final Value
XLF	$100.00	$110.00 (110.00% of Initial Value)
XLI	$100.00	$400.00 (40.00% of Initial Value)
SOXX	$100.00	$105.00 (105.00% of Initial Value)

XLI is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-60.00%
Payment at Maturity:	$532.50

Because the Final Value of the Least Performing Underlying is less than its Buffer Value, you will receive $532.50 per $1,000 Principal Amount, calculated as follows:

Because the Final Value of the Least Performing Underlying is less than its Buffer Value, you will receive $532.50 per $1,000 Principal Amount, calculated as follows:

Final Settlement Value = $1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 20.00%)
× Downside Leverage Factor] + final Coupon.

$1,000 + [$1,000 x (-60.00% +20.00%) x 1.25%] + $32.50= $532.50

When added to the Coupon payments of $97.50 received prior to maturity, we will pay you a total of $630.00, resulting in a -37.00% return on the Notes.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Buffer Value, you will be exposed to any decrease in the value of the Least Performing Underlying on a 1.25:1 basis and could lose up to 100% of your principal at maturity.

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DESCRIPTION OF THE REFERENCE ASSET

Description of XLF

The State Street® Financial Select Sector SPDR® ETF (“XLF”) is an exchange-traded fund. The XLF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index ("IXM"). The IXM includes companies in the following industries: banks; diversified financials; and insurance. Shares of the XLF are listed and trade on the NYSE Arca under the ticker symbol “XLF.”

For more information about the XLF, see "The Financial Select Sector SPDR® Fund" beginning on page S-17 of the accompanying ETF Underlying Supplement.

Historical Performance of XLF

The following graph sets forth the historical performance of XLF based on the daily historical closing values from May 5, 2016 through May 5, 2026. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of XLF should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of XLF on any Observation Date, including the Final Valuation Date.

Description of XLI

The State Street® Industrial Select Sector SPDR® ETF (“XLI”) is an exchange-traded fund. The XLI seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Industrial Select Sector Index (“IXI”). The IXI includes companies in the following industries: aerospace and defense; industrial conglomerates; marine transportation; transportation infrastructure; machinery; ground transportation; air freight and logistics; commercial services and supplies; professional services; electrical equipment; construction and engineering; trading companies and distributors; passenger airlines; and building products. Shares of the XLI are listed and trade on the NYSE Arca under the ticker symbol “XLI.”

Historical Performance of XLI

The following graph sets forth the historical performance of XLI based on the daily historical closing values from May 5, 2016 through May 5, 2026. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of XLI should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of XLI on any Observation Date, including the Final Valuation Date.

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Description of SOXX

General

The iShares® Semiconductor ETF (the “SOXX”) seeks to track the investment results, before fees and expenses, of an index composed of U.S.-listed equities in the semiconductor sector, which is currently the NYSE Semiconductor Index. Effective June 2021, the SOXX’s underlying index changed from the PHLX Semiconductor Sector Index to the ICE Semiconductor Index, and the SOXX’s name accordingly changed from the iShares® PHLX Semiconductor ETF to the iShares® Semiconductor ETF. Effective November 3, 2023, the ICE Semiconductor Index was renamed the NYSE Semiconductor Index. The SOXX is one of the investment portfolios that constitute the iShares Trust. The shares of the iShares® Semiconductor ETF trade on the Nasdaq Stock Market under the ticker symbol “SOXX.”

The NYSE Semiconductor Index

The NYSE Semiconductor Index is calculated, maintained and published by ICE Data Indices, LLC (“IDI”).

The NYSE Semiconductor Index is a modified float-adjusted market capitalization-weighted index that is designed to track the performance of the thirty largest U.S.-listed semiconductor companies. IDI defines semiconductor companies as those classified within the semiconductors industry of the ICE Uniform Sector Classification schema, which is a multi-asset class industry classification taxonomy developed by ICE. This includes companies that either manufacture materials that have electrical conductivity (semiconductors) to be used in electronic applications or utilize LED and OLED technology. It also includes companies that provide services or equipment associated with semiconductors such as packaging and testing.

NYSE Semiconductor Index Constituent Selection

The NYSE Semiconductor Index includes common stocks, ordinary shares, American depositary receipts (“ADRs”), shares of beneficial interest and limited partnership interest that meet the following criteria:

•               Listed on one of the following U.S. exchanges: New York Stock Exchange (“NYSE”), NYSE American, Cboe BZX, Nasdaq Global Select Market, Nasdaq Global Market and Nasdaq Capital Market;

•               Classified within the semiconductors industry of the ICE Uniform Sector Classification schema;

•               A minimum $100 million security-level non-float-adjusted market capitalization;

•               A minimum 5% security-level free float;

•               1.5 million share minimum U.S. consolidated traded volume in each of the six calendar months preceding the reference date;

•               Initial public offerings and new listings must be at least three full calendar months past the listing date, not including the listing month but including the reconstitution reference date month of July; and

•               If a company has multiple listed share classes that qualify, then only the largest share class based on float-adjusted market capitalization is eligible for selection.

The thirty largest securities, ranked by security-level float-adjusted market capitalization as of the reference date, are included in the NYSE Semiconductor Index.

NYSE Semiconductor Index Construction

The NYSE Semiconductor Index is subject to the following exposure limits:

•               All constituents are capped at 8% with any excess weight redistributed on a pro-rata basis to constituents below that cap, provided none can be increased above 8%.

•               The weights of constituents outside the initial five largest are capped at 4% with any excess weight redistributed on a pro-rata basis to (i) any of the five largest constituents that are below 8% (provided they cannot be increased above 8%) and (ii) any other constituents that are below 4% (provided none are increased above 4%).

•               The cumulative weight of all ADRs is capped at 10% with the reductions applied proportionately across that group. Excess weight is redistributed on a pro-rata basis to (i) any non-ADR constituents among the resulting five largest constituents that are below 8% (provided they cannot be increased above 8%) and (ii) any other non-ADR constituents that are below 4% (provided they cannot be increased above 4%).

NYSE Semiconductor Index Calculation

The level of the NYSE Semiconductor Index is calculated by dividing the current index market capitalization by the index divisor. The index market capitalization represents the sum product of index constituent shares and prices. The divisor is determined as a function of the initial index market capitalization and base index level. The divisor is updated as a result of corporate actions, reconstitutions, rebalances and any other composition changes.

Free float levels are calculated by dividing the security free float shares by the total security shares outstanding. The security free float shares are equal to the security shares outstanding minus treasury shares and strategic holdings by other corporations, holding companies, individuals, and government agencies. Individual holdings are deemed strategic if the individual, or a member of the individual’s immediate

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family, is an officer or director of the company, or if they comprise a significant percentage of total shares outstanding (commonly 5% or more). Shares held by banks and financial institutions in a fiduciary capacity are not deemed strategic.

NYSE Semiconductor Index Maintenance and Adjustments

The NYSE Semiconductor Index undergoes a full reconstitution of constituent holdings annually after the close of the third Friday of September. At the annual reconstitution, qualifying constituents are re-selected based on the above criteria, and float-adjusted market capitalization weights are determined subject to the above exposure limits. The reference date for the input data used to determine security qualification is the close of the last trading day of July, and reference data for the input data used to determine weights is the close of the last trading day of August. The announcement date is the close of the first Friday of September.

In addition to the annual reconstitution, the NYSE Semiconductor Index undergoes a rebalancing after the close of the third Friday of March, June and December. At the quarterly rebalancings, no constituents are added to or removed from the NYSE Semiconductor Index; however, constituent weights are recalculated based on updated float-adjusted market capitalizations subject to the issuer and ADR exposure limits. The reference date for all input data used in the quarterly rebalances is the close of the last trading day of the month preceding the month of effectiveness (February, May, November) and the announcement date is the close of the first Friday of the rebalance month.

The NYSE Semiconductor Index is adjusted for corporate actions that affect constituents and implements any intra-quarter float-adjusted shares outstanding updates greater than 10% in scheduled monthly share updates that take effect after the close of the last trading day of each month. Securities are removed from the NYSE Semiconductor Index only when both the transaction and delisting is either confirmed or deemed imminent. If a security is suspended prior to its removal from the NYSE Semiconductor Index, then the security is deleted at the close of the next trading day at either the last traded price (cash only terms) or the value of the deal terms (share or cash/share terms), if available. If a constituent is removed from the NYSE Semiconductor Index intra-quarter, then it is replaced with the eligible security with the next highest free float market capitalization as of the last reconstitution or rebalance. The replacement is made at the security-level free float market capitalization of the new security, with no additional capping rules applied. The NYSE Semiconductor Index implements a zero-price spin-off policy. A spin-co is added into the NYSE Semiconductor Index effective for the spin-off ex-date with a $0 price and no price adjustment is made on the parent constituent. After the close of the first day of trading for the spin-co, it is deleted from the NYSE Semiconductor Index at its last traded price.

Historical Performance of SOXX

The following graph sets forth the historical performance of SOXX based on the daily historical closing values from May 5, 2016 through May 5, 2026. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of SOXX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of SOXX on any Observation Date, including the Final Valuation Date.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of an Underlying, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Value will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.00% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the notes to you.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to “cash settle” the Put Option, and a deposit with us of cash in an amount equal to the Principal Amount of the Note (the “Deposit”) to secure your potential obligation under the Put Option, as described in the accompanying prospectus supplement under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as a Put Option and a Deposit.”  We intend to treat the Notes consistent with this approach, and we intend to treat the Deposits as non-contingent debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat each Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. We do not plan to request a ruling from the

FWP-19

Internal Revenue Service (the “IRS”) regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described herein.

We will not attempt to ascertain whether any of the Underlyings would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the Underlyings were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Underlyings and consult your tax advisor regarding the possible consequences to you if one or more of the Underlyings is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as a Put Option and a Deposit” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). For purposes of dividing the Annual Coupon Rate of 13.00% on the Notes among interest on the Deposit and Put Premium, [●]% constitutes interest on the Deposit and [●]% constitutes the Put Premium.

If the Notes are redeemed prior to maturity, you should recognize the total Put Premium received as short-term capital gain at that time.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the coupon payments on the Notes is uncertain, the entire amount of the coupon payment will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES

FWP-20

TABLE OF CONTENTS

You should only rely on the information contained in this document, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$
Autocallable Yield Notes Linked to the
Least Performing of the State Street®
Financial Select Sector SPDR® ETF, the
State Street® Industrial Select Sector
SPDR® ETF and the iShares
Semiconductor ETF

May 8, 2026

Free Writing Prospectus

Free Writing Prospectus
General	FWP-6
Payment on the Notes	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-14
Description of the Reference Asset	FWP-16
Events of Default and Acceleration	FWP-19
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-19
U.S. Federal Income Tax Considerations	FWP-19
ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-12
The Consumer Staples Select Sector SPDR® Fund	S-13
The Energy Select Sector SPDR® Fund	S-15
The Financial Select Sector SPDR® Fund	S-17
The Health Care Select Sector SPDR® Fund	S-19
The Technology Select Sector SPDR® Fund	S-21
The Utilities Select Sector SPDR® Fund	S-23
The iShares® China Large-Cap ETF	S-25
The iShares® Global Clean Energy ETF	S-28
The iShares® Latin America 40 ETF	S-31
The iShares® MSCI Brazil ETF	S-33
The iShares® MSCI EAFE ETF	S-35
The iShares® MSCI Emerging Markets ETF	S-40
The iShares® MSCI Mexico ETF	S-41
The iShares® Russell 2000 ETF	S-44
The iShares® Transportation Average ETF	S-47
The iShares® U.S. Real Estate ETF	S-49
The Invesco QQQ TrustSM, Series I	S-51
The SPDR® Dow Jones® Industrial Average ETF Trust	S-54
The SPDR® S&P 500® ETF Trust	S-56
The SPDR® S&P® Bank ETF	S-62
The SPDR® S&P® Regional Banking ETF	S-65
The SPDR® S&P Midcap 400® ETF Trust	S-66
The SPDR® S&P® Biotech ETF	S-73
The SPDR® S&P® Oil & Gas Exploration & Production ETF	S-74
The VanEck Vectors® Gold Miners ETF	S-75
The Vanguard® FTSE Emerging Markets ETF	S-78
The WisdomTree® Japan Hedged Equity Fund	S-80
Additional Terms of the Notes	S-84
Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-58
Certain ERISA and Related Considerations	S-59
U.S. Federal Income Tax Considerations	S-61
Supplemental Plan of Distribution (Conflicts of Interest)	S-87
Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	24
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations Relating to Debt Securities	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to U.K. Investors	54
U.K. Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58